EXHIBIT 99.1

News Release

Pioneer Reports Fourth Quarter and Full Year 2007 Results

Dallas, Texas, February 6, 2008 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter and year ended December 31, 2007.

Fourth quarter:

•	Reported fourth quarter net income of $205 million, or $1.72 per diluted share
•	Increased average daily oil and gas sales to 103,330 barrels oil equivalent per day (BOEPD) excluding discontinued operations; 12% above comparable sales for the fourth quarter of 2006
•	Increased oil and gas sales volumes from core onshore assets in Spraberry, Raton, Edwards and Tunisia by 18% compared to the same quarter of 2006
•	Initiated development drilling on the Alaskan Oooguruk project
•	Initiated production from the Jenein Nord block in Tunisia
•

Closed bolt-on acquisitions in the Spraberry field, Raton Basin and Barnett Shale play, which added 140 million barrels oil equivalent (MMBOE) of net resource potential and more than 1,000 drilling locations

•	Closed the sale of Canadian assets for proceeds of $540 million and recognized a gain of $101 million
•	Increased 2008 gas hedges by approximately 70 million cubic feet per day (MMCFPD) to a total of approximately 200 MMCFPD at an average price of $8.42 per thousand cubic feet (MCF)

Full year:

•	Reported 2007 net income of $373 million, or $3.06 per diluted share
•	Increased full-year oil and gas sales to 35.5 MMBOE excluding discontinued operations; a 14% increase on a production per share basis
•	Replaced 357% of production, ending the year with net proved reserves of 964 MMBOE
•	Added 148 MMBOE of proved reserves in 2007 at a finding and development cost of $15.40 per barrel oil equivalent (BOE)
•	Expanded Edwards Trend gross discovered resource potential by approximately 250 billion cubic feet (BCF) to 400 BCF to 600 BCF (reflects nine discoveries to date)
•	Repurchased 4.9 million shares at an average cost of $43.07 per share

Scott Sheffield, Chairman and CEO, stated, “Since successfully implementing our asset restructuring program two years ago, we have delivered 16% compound annual growth in production per share, added substantial reserves and resource potential and significantly reduced our finding and development cost. Over the next four years through 2011, we are confident that consistent, predictable production growth from our core assets will allow us to achieve our 12+% compound average annual production per share growth target. With this strong production growth and the expiration of our legacy hedges, we are also targeting approximately 20% compound average annual growth in cash flow for the four-year period and expect significant improvements in our return on capital employed.”

Financial Review

Pioneer’s fourth quarter net income was $205 million, or $1.72 per diluted share, and included:

•	Income of $120 million ($1.01 per diluted share) from discontinued operations related to the previously announced divestiture of Canadian assets
•	Income of $22 million ($14 million or $.11 per diluted share after tax) associated with the sale of Alaskan Petroleum Production Tax credits which are earned for qualified capital expenditures
•

A noncash exploration and abandonment charge of $72 million ($45 million or $.38 per diluted share after tax) to write off the carrying value of the Clipper prospect in the deepwater Gulf of Mexico (previously announced)

•	A noncash impairment charge of $10 million ($.09 per diluted share) to eliminate the remaining carrying value of its Equatorial Guinea assets (previously announced)
•	A tax benefit of $10 million ($.08 per diluted share) associated with the relinquishment of certain of the Company’s other remaining interests in West Africa (previously announced)

Cash flow from operating activities for the fourth quarter was $237 million.

Excluding discontinued operations, fourth quarter oil sales averaged 24,846 barrels per day (BPD), natural gas liquids sales averaged 19,629 BPD and gas sales averaged 353 MMCFPD.

The reported fourth quarter average price for oil was $79.51 per barrel and included $11.96 per barrel related to deferred revenue from volumetric production payments (VPPs) for which production was not recorded. The price for natural gas liquids was $51.26 per barrel. The reported price for gas was $7.21 per MCF, including $.55 per MCF related to deferred revenue from VPPs for which production was not recorded.

Fourth quarter production costs averaged $11.82 per BOE.

Exploration and abandonment costs were $109 million for the quarter and included $80 million of acreage and unsuccessful drilling costs (primarily related to the previously discussed $72 million charge to write off the Clipper prospect) and $29 million of geologic and geophysical expenses, including seismic and personnel costs.

For the twelve months ended December 31, 2007, net income was $373 million, or $3.06 per diluted share. Cash flow from operating activities for the year was $775 million.

Full-year oil and gas sales averaged 97,351 BOEPD excluding discontinued operations, and included oil sales of 25,169 BPD, natural gas liquids sales of 18,553 BPD and gas sales of 322 MMCFPD. Reported average prices for 2007 were $66.08 per barrel for oil, $41.60 per barrel for natural gas liquids and $7.26 per MCF for gas. Average oil and gas prices for the year include $11.94 per barrel and $.61 per MCF, respectively, related to deferred revenue from VPPs for which production was not recorded.

Operations

In the Spraberry oil field, Pioneer increased production by 13% in 2007 compared to 2006, drilling approximately 350 wells. The Company continues to have success drilling into the deeper Wolfcamp zone adding approximately 20% to the reserves and production of a typical Spraberry-only well. A similar drilling program is planned for 2008 with expected production growth of approximately 15%.

Pioneer increased its 2007 production in the Raton Basin by 10% compared to 2006. The Company completed approximately 300 coal bed methane wells during 2007, benefiting from improved drilling and completion efficiencies. Pioneer expects to complete 175 wells during 2008, increasing production by approximately 10%.

A news release covering new developments and Pioneer’s 2007 results in the Edwards Trend was issued earlier this week. Highlights of the release included 2007 production growth of 38%, an expansion of the gross discovered gas resource potential to 400 BCF to 600 BCF from nine new field discoveries to date and three recent well tests of 12 MMCFPD to 16 MMCFPD each.

During 2007, Pioneer entered the Barnett Shale, building a land position of approximately 80,000 gross acres with more than 450 drilling locations and more than 600 BCF of net resource potential. The Company plans to drill approximately 20 wells in 2008, with plans to ramp up drilling in 2009.

In Tunisia, Pioneer’s production grew 65% in 2007 from 2006 levels and is expected to grow 80% to 90% in 2008. Nine new discoveries were drilled in 2007, and production from Pioneer’s operated Jenein Nord block commenced during the fourth quarter. Jenein Nord oil production will gradually increase during 2008 as wells are tied in and gross facility capacity is expanded from 5,000 BPD currently to 10,000 BPD in the third quarter and 20,000 BPD by year end. Pioneer plans to drill 15 to 17 wells in Tunisia during 2008.

Offshore South Africa, gas and condensate production from the South Coast Gas project has been initiated. Gas that is currently being reinjected (90 MMCFPD) to support Sable oil production represents approximately 90% of the reserves to be produced through the South Coast Gas project. Strong oil prices have extended the life of the Sable oil project and have led Pioneer to delay the start-up of Sable gas sales, pending the completion of facilities modifications that will allow for the simultaneous production of oil and gas from Sable. The modifications are expected to be completed in late 2008 or early 2009.

Production facilities are in place for Pioneer’s Oooguruk project on Alaska’s North Slope, and drilling is underway. The Company expects to drill 13 to 15 wells in 2008 and initiate production during the first half of the year. First sales are expected mid-year. Pioneer’s net sales from the project are expected to reach 3,000 BOEPD to 4,000 BOEPD by year-end 2008.

On the Cosmopolitan project, offshore Kenai Peninsula, Pioneer has completed the drilling and testing of a horizontal appraisal well from an onshore pad. The initial unstimulated well test results are encouraging, indicating incremental production potential from a second zone ranging from 400 BOPD to 500 BOPD. The Company plans to begin permitting activities and continue facilities planning during 2008 for a potential future development of the project and to drill another appraisal well in 2009.

Financial Outlook

First quarter 2008 production is forecasted to average 103,000 BOEPD to 109,000 BOEPD. Consistent growth is expected to continue during the quarter, primarily driven by increasing production from Pioneer’s core onshore areas (Spraberry, Raton, Edwards and Tunisia).

First quarter production costs (including production and ad valorem taxes and transportation costs) are expected to average $11.75 to $12.75 per BOE based on current NYMEX strip prices for oil and gas. Depreciation, depletion and amortization expense is expected to average $10.75 to $11.75 per BOE.

Total exploration and abandonment expense during the first quarter is expected to be $40 million to $70 million and could include up to $40 million associated with lower-risk resource plays in the Edwards Trend, the Rockies and Tunisia. In addition, exploration expense is expected to include up to $30 million for seismic investments and personnel, primarily related to the onshore resource plays in South Texas and Tunisia.

General and administrative expense is expected to be $32 million to $36 million. Interest expense is expected to be $35 million to $40 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $3 million.

The Company’s first quarter effective income tax rate is expected to range from 40% to 45% based on current capital spending plans.

First quarter 2008 amortization of deferred losses on terminated oil and gas hedges is expected to be $24 million. The Company's financial results, oil and gas hedges and future VPP amortization are outlined on the attached schedules.

The initial public offering of common units of Pioneer Southwest Energy Partners L.P. has been postponed due to market conditions, and the timing of the offering remains uncertain.

Earnings Conference Call

On Wednesday, February 6 at 10:00 a.m. Eastern Time, Pioneer will discuss its financial and operating results with an accompanying presentation. The call will be webcast on Pioneer’s website, www.pxd.com. At the website, select ‘INVESTOR’ at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Or you may choose to dial (877) 723-9518 (confirmation code: 9085740) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code: 9085740).

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, South Africa and Tunisia. For more information, visit Pioneer’s website at www.pxd.com.

Pioneer uses the term “finding and development cost per BOE” to mean total costs incurred divided by the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred. “Reserve replacement,” or the replacing of production, is the summation of annual proved reserves, on a BOE basis, attributable to revisions of previous estimates, purchases of minerals-in-place and discoveries and extensions divided by annual production of oil, NGLs and natural gas, on a BOE basis.

A registration statement relating to the common units of Pioneer Southwest Energy Partners L.P. has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of common units will be made only by means of a prospectus. A copy of the prospectus, when available, may be obtained by submitting requests to Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, phone: 718-765-6732, fax: 718-765-6734; Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, phone: 800-503-4611, or email: prospectusrequest@list.db.com; or UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, New York 10171, phone: 212-821-3000.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, third party approvals, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer's ability to replace reserves, implement its business plans (including its plan to repurchase stock) or complete its development projects as scheduled, Pioneer’s ability to complete its plans to effect an initial public offering of interests in Pioneer Southwest Energy Partners L.P. and if effected, the timing, size, structure and terms of the offering, there being no assurance as to whether or when market conditions will improve to facilitate an offering, access to and cost of capital, the assumptions underlying production forecasts, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, and acts of war or terrorism. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Pioneer uses certain terms in this release, such as "resource potential,” “production potential” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.

Pioneer Natural Resources Contacts:

Investors-

Frank Hopkins – 972-969-4065
James Meier – 972-969-3931
Scott Rice – 972-969-4017

Media and Public Affairs-

Susan Spratlen – 972-969-4018

PIONEER NATURAL RESOURCES COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,171	$7,033
Accounts receivable, net	283,832	199,371
Income taxes receivable	40,046	24,693
Inventories	97,619	95,131
Prepaid expenses	9,378	11,509
Deferred income taxes	108,073	82,927
Other current assets, net	213,936	115,894

Total current assets	765,055	536,558

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	9,251,113	8,178,052
Accumulated depletion, depreciation and amortization	(2,028,472)	(1,895,408)

Total property, plant and equipment	7,222,641	6,282,644

Deferred income taxes	10,263	345
Goodwill	310,870	309,908
Other assets, net	308,152	225,944

	$8,616,981	$7,355,399

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$378,416	$349,820
Interest payable	42,020	31,008
Income taxes payable	12,842	12,865
Deferred revenue	158,138	181,232
Other current liabilities	402,753	312,054

Total current liabilities	994,169	886,979

Long-term debt	2,755,491	1,497,162
Deferred income taxes	1,229,677	1,172,507
Deferred revenue	325,142	483,279
Other liabilities and minority interests	269,780	330,801
Stockholders' equity	3,042,722	2,984,671

	$8,616,981	$7,355,399

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues and other income:
Oil and gas	$508,579	$350,306	$1,740,851	$1,458,940
Interest and other	23,610	14,814	94,661	48,390
Loss on disposition of assets, net	(1,303)	(2,469)	(2,163)	(6,459)
	530,886	362,651	1,833,349	1,500,871
Costs and expenses:
Oil and gas production	112,358	84,325	420,738	349,066
Depletion, depreciation and amortization	106,470	80,811	387,397	314,081
Impairment of long-lived assets	10,906	—	26,215	—
Exploration and abandonments	109,186	91,526	279,329	250,196
General and administrative	35,283	28,129	129,587	116,595
Accretion of discount on asset retirement obligations	2,003	934	7,028	3,726
Interest	40,838	24,193	135,270	107,050
Hurricane activity, net	651	(6,000)	61,309	32,000
Other	8,374	5,710	31,852	36,919
	426,069	309,628	1,478,725	1,209,633

Income from continuing operations before income taxes	104,817	53,023	354,624	291,238
Income tax provision	(20,464)	(27,055)	(112,645)	(141,021)

Income from continuing operations	84,353	25,968	241,979	150,217
Income from discontinued operations, net of tax	120,375	1,718	130,749	589,514
Net income	$204,728	$27,686	$372,728	$739,731

Basic earnings per share:
Income from continuing operations	$0.72	$0.22	$2.01	$1.21
Income from discontinued operations, net of tax	1.02	0.01	1.09	4.74
Net income	$1.74	$0.23	$3.10	$5.95

Diluted earnings per share:
Income from continuing operations	$0.71	$0.21	$1.99	$1.19
Income from discontinued operations, net of tax	1.01	0.01	1.07	4.62
Net income	$1.72	$0.22	$3.06	$5.81

Weighted average shares outstanding:
Basic	117,599	120,914	120,158	124,359
Diluted	119,175	123,067	121,659	127,608

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Cash flows from operating activities:
Net income	$204,728	$27,686	$372,728	$739,731
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	106,470	80,811	387,397	314,081
Impairment of long-lived assets	10,906	—	26,215	—
Exploration expenses, including dry holes	79,045	58,686	171,751	140,135
Hurricane activity	—	33,000	66,000	75,000
Deferred income taxes	(11,686)	45,973	123,819	161,761
Loss on disposition of assets, net	1,303	2,469	2,163	6,459
Loss on extinguishment of debt	—	—	—	8,076
Accretion of discount on asset retirement obligations	2,003	934	7,028	3,726
Discontinued operations	(117,941)	22,876	(76,423)	(489,959)
Interest expense	3,744	3,520	17,049	11,042
Commodity hedge related activity	(3,898)	(2,233)	12,084	(8,443)
Amortization of stock-based compensation	10,493	6,708	35,309	32,065
Amortization of deferred revenue	(45,297)	(47,097)	(181,231)	(190,327)
Other noncash items	1,438	2,267	3,182	14,486
Change in operating assets and liabilities, net of effects
from acquisition and disposition:
Accounts receivable, net	(41,870)	(40,454)	(96,691)	121,360
Income taxes receivable	48,648	(23,426)	(15,378)	(23,495)
Inventories	(4,570)	4,053	(10,901)	(48,060)
Prepaid expenses	1,869	4,517	656	4,808
Other current assets, net	(7,983)	(44,531)	(2,946)	(42,484)
Accounts payable	18,374	(14,832)	30,122	(36,085)
Interest payable	13,604	4,976	11,012	(6,500)
Income taxes payable	(4,620)	(21,515)	(23)	(3,695)
Other current liabilities	(27,418)	(6,230)	(107,607)	(28,854)
Net cash provided by operating activities	237,342	98,158	775,315	754,828
Net cash provided by (used in) investing activities	(377,930)	(452,597)	(1,782,992)	145,515
Net cash provided by (used in) financing activities	133,401	261,683	1,011,319	(913,543)
Net increase (decrease) in cash and cash equivalents	(7,187)	(92,756)	3,642	(13,200)
Effect of exchange rate changes on cash and cash equivalents	87	(283)	1,496	1,431
Cash and cash equivalents, beginning of period	19,271	100,072	7,033	18,802
Cash and cash equivalents, end of period	$12,171	$7,033	$12,171	$7,033

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three months ended		Year ended
		December 31,		December 31,
		2007	2006	2007	2006
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) -	U.S.	18,719	18,639	18,643	17,716
	South Africa	2,926	3,653	2,681	4,127
	Tunisia	3,201	2,365	3,845	2,386
	Worldwide	24,846	24,657	25,169	24,229

Natural gas liquids (Bbls)	U.S.	19,629	18,156	18,553	18,488

Gas (Mcf)	U.S.	340,073	291,509	316,418	284,732
	South Africa	11,268	—	2,840	—
	Tunisia	1,794	4,740	2,513	1,195
	Worldwide	353,135	296,249	321,771	285,927

Average Daily Sales Volumes
from Discontinued Operations:
Oil (Bbls) -	U.S.	—	—	—	2,400
	Argentina	—	—	—	2,515
	Canada	143	347	267	311
	Worldwide	143	347	267	5,226

Natural gas liquids (Bbls) -	Argentina	—	—	—	421
	Canada	267	552	371	463
	Worldwide	267	552	371	884

Gas (Mcf) -	U.S.	—	(36)	—	36,038
	Argentina	—	—	—	43,905
	Canada	29,325	46,166	44,645	43,434
	Worldwide	29,325	46,130	44,645	123,377

Average Reported Prices (a):
Oil (per Bbl) -	U.S.	$76.79	$62.45	$63.78	65.73
	South Africa	$91.61	$61.31	$76.36	$65.92
	Tunisia	$84.37	$57.24	$70.04	$63.16
	Worldwide	$79.51	$61.78	$66.08	$65.51

Natural gas liquids (per Bbl) -	U.S.	$51.26	$32.47	$41.60	$35.24

Gas (per Mcf) -	U.S.	$7.20	$5.72	$7.25	$6.15
	South Africa	$6.76	—	$6.76	—
	Tunisia	$12.63	$5.97	$8.77	$5.97
	Worldwide	$7.21	$5.72	$7.26	$6.15

_____________

(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income	$204,728	$27,686	$372,728	$739,731
Depletion, depreciation and amortization	106,470	80,811	387,397	314,081
Impairment of long-lived assets	10,906	—	26,215	—
Exploration and abandonments	109,186	91,526	279,329	250,196
Hurricane activity	—	33,000	66,000	75,000
Loss on extinguishment of debt	—	—	—	8,076
Accretion of discount on asset retirement obligations	2,003	934	7,028	3,726
Interest expense	40,838	24,193	135,270	107,050
Income tax provision	20,464	27,055	112,645	141,021
Loss on disposition of assets, net	1,303	2,469	2,163	6,459
Discontinued operations	(117,941)	22,876	(76,423)	(489,959)
Current income tax (benefit) provision on discontinued operations	(114)	(3,806)	4,915	151,676
Cash exploration expense on discontinued operations	1,840	974	6,838	8,144
Commodity hedge related activity	(3,898)	(2,233)	12,084	(8,443)
Amortization of stock-based compensation	10,493	6,708	35,309	32,065
Amortization of deferred revenue	(45,297)	(47,097)	(181,231)	(190,327)
Other noncash items	1,438	2,267	3,182	14,486

EBITDAX (a)	342,419	267,363	1,193,449	1,162,982

Cash interest expense	(37,094)	(20,673)	(118,221)	(95,990)
Current income taxes	(32,036)	22,724	6,259	(130,936)

Discretionary cash flow (b)	273,289	269,414	1,081,487	936,056

Cash exploration expense	(31,981)	(33,814)	(114,416)	(118,223)
Changes in operating assets and liabilities	(3,966)	(137,442)	(191,756)	(63,005)

Net cash provided by operating activities	$237,342	$98,158	$775,315	$754,828

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; impairment of long-lived assets; exploration and abandonments; noncash hurricane activity; loss on extinguishment of debt; accretion of discount on asset retirement obligations; interest expense; income taxes; loss on the disposition of assets; noncash effects from discontinued operations; commodity hedge related activity; stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Open Commodity Hedge Positions as of February 5, 2008

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year	2009	2010

Average Daily Oil Production Hedged:
Swap Contracts:
Volume (Bbl)	15,250	15,250	15,250	15,250	15,250	8,000	4,000
NYMEX price (Bbl)	$61.36	$61.36	$61.36	$61.36	$61.36	$71.57	$71.46
Collar Contracts:
Volume (Bbl)	3,000	3,000	3,000	3,000	3,000	2,000	—
NYMEX price (Bbl)
Ceiling	$80.80	$80.80	$80.80	$80.80	$80.80	$76.50	$—
Floor	$65.00	$65.00	$65.00	$65.00	$65.00	$65.00	$—
Average Daily Natural Gas Liquid Production Hedged:
Swap Contracts:
Volume (Bbl)	500	500	500	500	500	500	500
Blended index price (Bbl) (a)	$44.33	$44.33	$44.33	$44.33	$44.33	$41.75	$39.63
Average Daily Gas Production Hedged:
Swap Contracts:
Volume (MMBtu)	172,060	212,500	212,500	199,239	199,112	9,897	2,500
NYMEX price (MMBtu) (b)	$8.64	$8.35	$8.35	$8.38	$8.42	$9.00	$8.07

_____________

(a)	Represents blended Mont Belvieu posted price per Bbl.
(b)	Approximate, based on historical differentials to index prices.

Amortization of Deferred Revenue Associated with Volumetric

Production Payments and Net Derivative Losses as of December 31, 2007

(in thousands)

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	2009	Thereafter	Total

Total deferred revenues (a)	39,478	39,457	39,707	$39,495	$147,905	$177,238	$483,280
Less derivative losses to be recognized in pretax earnings (b)	(2,877)	(372)	(284)	(839)	(3,613)	(9,133)	(17,118)

Total VPP impact to pretax earnings	$36,601	$39,085	$39,423	$38,656	$144,292	$168,105	$466,162

_____________

(a)	Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Deferred Losses on Terminated Commodity Hedges as of December 31, 2007(a)

(in thousands)

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Commodity hedge losses (b)	$23,980	$23,655	$23,588	$23,263

_____________

(a)	Excludes deferred hedge gains and losses on terminated derivatives related to the VPPs.
(b)	Deferred commodity hedge losses will be amortized as decreases to oil and gas revenues during the indicated future periods.